Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-210144

Aytu BioScience Corporate Overview | April 2016

Safe Harbor Statement This presentation includes forward - looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward - looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to gaining market acceptance of our products; obtaining reimbursement by third - party payors ; the potential future commercialization of our product candidates; the anticipated start dates, durations and completion dates, as well as the potential future results of our ongoing and future clinical trials; the anticipated designs of our future clinical trials; anticipated future regulatory submissions and events; our anticipated future cash position; and future events under our current and potential future collaborations. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience , Inc.’s Annual Report on Form 10 - K and in the other reports and documents we file with the Securities and Exchange Commission from time to time. 2

Free Writing Prospectus This presentation highlights basic information about the Company and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing. This offering may only be made by means of a prospectus. We have filed a registration statement on Form S - 1 (including a preliminary prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/. Alternatively, the Company or any underwriter participating in the offering will arrange to send you the prospectus if you contact: Joseph Gunnar & Co., LLC., Prospectus Department, 30 Broad Street, 11th Floor, New York, NY, 10004, telephone: (888) 248 - 6627 or email: prospectus@jgunnar.com 3

Corporate Highlights Expanding Portfolio of Revenue - Generating Urology Products Novel Specialty Products: Natesto ™, ProstaScint ®, and Primsol® Established Urology - Focused Commercial Infrastructure Active Business Development for Additional Urology Assets CE Marked MiOXSYS™ Diagnostic for Male Infertility Phase 3 Ready Therapeutic Asset Zertane™ Strong IP & Entrepreneurial Management 4

Commercially-Focused Management Team with a History of Growing Commercial Organizations

Josh Disbrow – CEO

- Former VP of Commercial Operations at Arbor Pharmaceuticals where revenues grew from zero to over $127MM in <4 years
- Previous COO of Ampio Pharmaceuticals/CEO of Luoxis, a specialty biotechnology company
- Progressive commercial roles at LipoScience, Cyberonics, and GlaxoSmithKline

Jarrett Disbrow – COO

- Founder and original President/CEO of Arbor Pharmaceuticals where revenues grew from zero to over $127MM in <4 years
- Former CEO of Vyrix Pharmaceuticals, a specialty pharmaceutical company focused on male sexual dysfunction
- Progressive commercial roles at Accentia Pharmaceuticals, GlaxoSmithKline

Gregory Gould, CPA – CFO

- Former CFO of publicly traded life science companies: SeraCare Life Sciences, Atrix Laboratories, and Colorado MedTech
- Significant transactional experience in M&A, product acquisition, divestiture, and licensing across pharma and diagnostics, including the sale of Atrix Laboratories to QLT Pharma for over $800MM

Jonathan McGrael, MS – VP of Sales

- Former Director of Sales at Arbor Pharmaceuticals; Significant history building Arbor with current Aytu management
- Commercial leader who built commercial organization from 12 to over 400 employees in a five-year period
- Progressive experience in sales, sales management, and marketing at TAP Pharmaceuticals (now Takeda)

Douglas Miller, PhD – VP of Technical Operations

- Co-founded Otologics LLC to commercialize an electronic implantable medical device that he co-developed while leading clinical research at Washington University School of Medicine; 25 years in medical device, diagnostics, and therapeutics R&D and clinical affairs
- Former Senior Research Engineer at Cochlear Ltd., the world's leading cochlear implant manufacturer, where he directed all external research for the North American division

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Complementary Urology Products and Pipeline

Currently Marketed, Revenue-Generating Products

ProstaScint®
(Capromab Pendetide)

- Only FDA-approved imaging agent for **prostate cancer** detection and staging[1]:
  - Newly diagnosed patients at higher risk for pelvic lymph node disease
  - Patients with suspected recurrent disease

PRIMSOL® solution
trimethoprim hydrochloride oral solution 50 mg/5 mL

- Only FDA-approved trimethoprim oral solution; indicated for **urinary tract infections**[2]
  - Appropriate for patients with 'sulfa' allergies in non-pill formulation
  - Significant prescribing by urologists despite no promotion

Acquired Exclusive U.S. Rights to Natesto April 2016

Natesto
testosterone nasal gel

- Only FDA-approved, nasally-administered testosterone; indicated for **hypogonadism**[3]
- Approved for use **WITHOUT black box warning** related to partner transference

Late-Stage Pipeline Assets Addressing Large Markets

MiOXSYS™

- CE Marked *in vitro* diagnostic device for **male infertility**[4], Single FDA study pending

ZERTANE™
(tramadol HCl) 89 MG Orally Disintegrating Tablets

- Phase 3-ready, effective first-in-class oral treatment for **premature ejaculation**[5]

1. ProstaScint Prescribing Information. 2. Primsol Prescribing Information. 3. Natesto Prescribing Information. 4. MiOXSYS Instructions for Use and Clinical Study Summary. 5. Bar-Or D et al. A Randomized, Double-Blind Placebo-Controlled Multicenter Study to Evaluate the Efficacy and Safety of Two Doses of Tramadol Orally Disintegrating Table for the Treatment of Premature Ejaculation Within Less Than 2 Minutes. European Urology. Vol. 61; Pages 736-743. April 2012.

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Urology Market Opportunity

Large yet concentrated specialty can be efficiently targeted

- Approximately 10,000 active urologists (U.S.) and can be efficiently reached
  - 90% practice in metropolitan areas
  - 81% in group practices
  - Over 60% are in practices of 4 or more
- Sub-specialization within large urology clinics (prostate, infertility, 'Low T', sexual dysfunction, incontinence)

Unique ability to 'own' a progressive clinical channel

- Wide range of therapeutic areas treated
- Direct physician office purchasing of drugs, devices, and diagnostics
- Significant proportion of privately-owned clinics and laboratories
- Large group practices have substantial payer influence
- Limited promotional focus by "Big Pharma"

1. American Urological Association, The State of Urology Workforce and Practice in the United States 2014. Linthicum, Maryland, U.S.A, May 15, 2015. 2. Large Urology Group Practice Association. Accessed at lugpa.org.

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Natesto : Launching the only FDA - approved, nasally - administered testosterone

Testosterone Market Opportunity

Significant Market Need

- **More than $2BN in annual product class revenues**
  - U.S. Testosterone Replacement Therapy (TRT) market expected to grow to over **$5BN by 2017**
- Current topical treatments (AndroGel®, AndroDerm®, Axiron®) have **BLACK BOX WARNING** related to transference of TRT, causing androgen/male-trait enhancing side effects in women (hair growth, male pattern baldness, etc.)
- Decrease in branded promotion in TRT category, yet substantial treatment needs remain
  - **Substantially reduced direct-to-consumer advertising** related to FDA statements

Market Size ($U.S. - 2013)

$2.4 Billion

Prevalence (U.S. Men)

13 Million

1. Annual testosterone drug revenue in the U.S. in 2013 and 2018 (in billion U.S. dollars). Statista: The Statistics Portal. Accessed at http://www.statista.com/statistics/320301/predicted-annual-testosterone-drug-revenues-in-the-us/. 2. AndroGel Prescribing Information. 3. Androderm Prescribing Information. 3. Axiron Prescribing Information. 4. Tartavoulle TM, Porche DJ. Low Testosterone. Journal for Nurse Practitioners. 2012;(8): 778-786 Accessed at http://www.medscape.com/viewarticle/775165_3. 5. Wasserman E. AndroGel. The top 10 patent losses of 2015. FirecPharma. October 16, 2014.

Natesto
testosterone nasal gel

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Natesto (testosterone) nasal gel

FDA-Approved Testosterone

- **Uniquely-delivered,** strongly patented TRT with multiple advantages over competitors
  - Only nasally-administered TRT
  - Unique, low-dose of testosterone
  - No **BLACK BOX WARNING** associated with transference of testosterone
  - Discreet product presentation and ease of transport
- Natesto is an androgen indicated for replacement therapy in adult males for conditions associated with a deficiency or absence of endogenous testosterone including:
  - Primary hypogonadism
  - Hypogonadotropic hypogonadism
- More discreet, easy-to-administer than other TRTs with **no risk of transference** to partner; No painful subcutaneous or IM injection



TRT IN SECONDS...

BECAUSE HIS DAY CAN'T WAIT


TSA-compliant, travel-sized dispenser
Natesto

Natesto
testosterone nasal gel

1. Natesto Prescribing Information. 2. Natesto.com. 3. FDA Approved Drug Products. Accessed at https://www.accessdata.fda.gov/scripts/cder/drugsatfda/index.cfm?fuseaction=Search.DrugDetails

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Natesto: Proven Effective 2-3 Times Daily with No Risk of Transference

- In the pivotal clinical trial studying the safety and efficacy of Natesto, which was conducted at 39 U.S. outpatient sites it was shown at day 90:
  - 70% of the per protocol patients in the B.I.D. 'titration arm' (n=141) achieved normal testosterone levels.
  - 91% percent of the per protocol patients in the T.I.D. group (n=77) achieved normal testosterone levels
- The majority of men in both Natesto treatment groups achieved **normalization of testosterone** levels, with a low incidence of rising PSA levels.

Figure 3 Plot of 24-h total testosterone concentration-time curves by treatment regimen and time point at Day 90 in the intent-to-treat population. Data are shown for the b.i.d. dosing ($n = 141$) (A), and the t.i.d. dosing ($n = 77$) (B).


(A)
Mean (SD) serum total testosterone concentration (ng/dL)
1500
1200
900
600
300
0
0 2 4 6 8 10 12 14 16 18 20 22 24
Time (h)
(B)
Mean (SD) serum total testosterone concentration (ng/dL)
1500
1200
900
600
300
0
0 2 4 6 8 10 12 14 16 18 20 22 24
Time (h)

1. Natesto Prescribing Information. 2. Rogol AD, Tkachenko N, Bryson N. Natesto, a novel testosterone nasal gel, normalizes androgen levels in hypogonadal men. Andrology. 2016, 4: 46-54.

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Natesto: For Active Men "On the Go"

- **Natesto will be positioned for active men with hypogonadism between 45 – 64 years of age for whom convenience, discretion, and quick use of a TRT is important.**
  - Natesto is easy, quick to apply, and doesn't add to the busy morning (or evening) routine – or complicate a man's unpredictable travel or work schedule
  - Other TRTs involve time-consuming, indiscreet application of gels (AndroGel®, Fortesta®) or solutions (Axiron®) that involve covering large areas of the body – or involve in-office procedures with regular injections that can cause side effects (Testopel®)
- **Natesto gives men confidence in increasing their testosterone levels without the concerns associated with transferring to their female partners during intimacy.**

TRT IN SECONDS...

BECAUSE HIS DAY CAN'T WAIT

Natesto
testosterone nasal gel

1. Natesto Prescribing Information. 2. Natesto.com. 3. AndroGel Prescribing Information. 4. Axiron Prescribing Information. 5. Vogelxo Prescribing Information. 6. Fortesta Prescribing Information. 7. Testim Prescribing Information.

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5% Market Penetration of the $2.4BN U.S. Testosterone Market = $120,000,000 in Annual Sales Total $2.4BN U.S. Market 5% Market Share 13 5% Market Share: $120,000,000 in Annual Sales Annual testosterone drug revenue in the U.S. in 2013 and 2018 (in billion U.S. dollars). Statista: The Statistics Portal. Ac ces sed at http://www.statista.com/statistics/320301/predicted - annual - testosterone - drug - revenues - in - the - us/.

ProstaScint: The only FDA - approved, prostate cancer imaging agent

Prostate Cancer Market Opportunity

Significant Market Need

- **Most common cancer in American men, other than skin cancer**
- **Second leading cause of cancer death in American men**
  - ~1 in 38 men will die of prostate cancer
  - ~27,540 prostate cancer deaths in 2015
- **No other FDA-approved prostate cancer imaging agents**
- **Accurate staging is critical for patient management**
  - 15% of new cases are considered high-risk
  - 20-40% of patients will recur following curative intent treatment

Prevalence (U.S.)

2.9 Million

New Cases Per Year (U.S.)

220,800

ProstaScint®
(Capromab Pendetide)

Paller CJ et al. Management of Biochemically Recurrent Prostate Cancer After Local Therapy: Evolving Standards of Care and New Directions. Clin Adv Hematol Oncol. 2013 January; 11(1): 14-23.

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ProstaScint® (capromab pendetide)

FDA-Approved Prostate Biologic

- **First-in-class,** highly protected monoclonal antibody imaging agent
  - **Only FDA-approved** prostate-specific imaging agent
  - Binds glycoprotein expressed by prostate epithelium – Prostate Specific Membrane Antigen (PSMA)
- Enables accurate staging and **guides appropriate treatment**, with emphasis on:
  - High-risk, newly diagnosed – to identify organ confined disease
  - Treatment failures post-curative intent – to identify candidates for localized therapy
- Generating revenues despite **minimal promotion** since 2012; opportunity to regain Rxs in light of improved imaging technology, promotion, & ex-US market entries

ACS Prostate Cancer

American Cancer Society®

EARLY DETECTION, DIAGNOSIS, AND STAGING TOPICS

ProstaScint™ scan

Like the bone scan, the ProstaScint scan uses an injection of low-level radioactive material to find cancer that has spread beyond the prostate. Both tests look for areas of the body where the radioactive material collects, but they work in different ways.

ProstaScint®
(Capromab Pendetide)

1. ProstaScint Prescribing Information
2. American Cancer Society. Early Detection, Diagnosis, and Staging Topics. Accessed at www.cancer.org/cancer/prostatecancer/detailedguide/prostate-cancer/diagnosis.

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ProstaScint’s Clinical Performance: Significantly Improved since FDA Approval 17 • Fused SPECT - CT imaging improves accuracy, sensitivity, and positive predictive value (PPV) of ProstaScint. • Fused technology/imaging not employed at time of FDA clearance but routinely employed today >95% Accuracy, Sensitivity, and Positive Predictive Value

Primsol: The only FDA - approved trimethoprim - only oral solution

Significant Opportunity in Urinary Tract Infections

Differentiated Product Opportunity

- UTIs among **most common** diagnoses in U.S.
  - ~25% of women will have recurrent UTIs
  - #1 complication of catheterized patients
- **Unique** product profile:
  - Pleasant tasting, liquid oral solution
  - Sulfamethoxazole-free
- **Ideal** for UTI patients who have difficulty swallowing tablets, or are allergic to "sulfa"
  - 68% of elderly patients have dysphagia
- **Established prescriber base**, including significant proportion of urologists

Estimated Physician Office Visits

8.3 Million

PRIMSOL® solution
trimethoprim hydrochloride oral solution 50 mg/5 mL

1. American Urological Association. Adult UTI: Medical Student Curriculum. Accessed at www.auanet.org/education/adult-uti.cfm
2. Sura L, Madhavan A, Crary MA. Dysphagia in the elderly: management and nutritional considerations. Clinical Interventions in Aging. 2012; 7: 287-298.
3. Primsol Prescribing Information. 4. Primsolsolution.com.

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Primsol ® Solution (trimethoprim HCl oral solution) Oral Solution for Urinary Tract Infections • Second revenue - generating product in portfolio • Opportunity for growth with re - positioning to urologists for urinary tract infections (UTIs) • Only FDA - approved liquid formulation of trimethoprim • Standard of care antibiotic for treating uncomplicated urinary tract infections (UTIs ) • Well established therapy in current treatment guidelines • ~26 % of prescriptions for UTIs without commercial promotion 20 Generating consistent Rxs with limited sales promotion and minimal commercial support U.S. Sales

Increased Revenue Opportunity with Existing Commercial Portfolio, ProstaScint & Primsol 893 1,593 8,216 7,842 0 1,000 2,000 3,000 4,000 5,000 6,000 7,000 8,000 9,000 ProstaScint Primsol HISTORICAL PEAK SALES VS. 2015 UNITS 2015 Sales (Units) Peak Year Sales (Units) $14.6 $5.3 $19.9 $- $5 $10 $15 $20 $25 ProstaScint Primsol Total REVENUE (MM) WITH ONLY CAPTURING HISTORICAL PEAK ProstaScint Primsol Total 21

Significant Net Revenue Growth over First Two Full Quarters of Product Promotion 22 $469,000 $669,000 $200,000 $300,000 $400,000 $500,000 $600,000 $700,000 $800,000 42% QUARTER - OVER - QUARTER TOTAL REVENUE GROWTH Quarter Ended 12/31/15 Quarter Ended 3/31/2016* * $8.67 MM in cash and cash equivalents as of quarter ended 3/31/16

MiOXSYS: First - in - class male infertility diagnostic system

Male Infertility Market Opportunity

Large, Growing Global Market

- **Increasing rates of infertility** globally, with male factor infertility causing 40-50% of the cases in US and EU
  - 4.5 million US men are infertile
- **Oxidative stress (OS) broadly implicated** in idiopathic infertility
  - Current OS testing platforms are cost-prohibitive and impractical for routine use in IVF centers and urology clinics
- **Treatment and diagnosis are costly and burdensome** for infertile couples, who can pay >$15K out-of-pocket for IVF treatments and frequently repeat IVF cycles
- **Potential to replace current male infertility test platform** with a 2 ½ min. test and no capital cost

Global GAGR (2013-2020)

6.6%

Global Market in 2020

>$300 MM

1. Hamada A, Esteves SC, Agarwal A: Unexplained male infertility: potential causes and management. Hum Androl. 2011, 1: 2-16. 10.1097/01.XHA.0000397686.82729.09. 2. Sigman M, Howards SS (1998). Male infertility. In: Walsh PC, Retik AB, Vaughan Jr ED, Wein AJ, editors. Campbell's Urology (7th ed.) Philadelphia:WB Saunders Company. pp.1287-1320

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MiOXSYS™: Rapid Testing for Male Infertility

First-in-Class *In Vitro* Diagnostic Device

- **CE Marked**; Rapid IVD test available for in-office testing to screen for infertility
  - Measures oxidative stress, which is broadly implicated in idiopathic male infertility
  - Current testing requires high-cost equipment, intensive training, and is time consuming
- U.S. clinical and **regulatory pathways are short and well defined (510k de novo)**
  - 6 prominent US study sites engaged
- **Razor-razorblade commercial model** with recurrent revenues from disposable sensors
- **Clinical studies conducted with prominent academic centers in male infertility**

Oxidative Stress -> Infertility

40-50% of all infertility cases caused by **male factor infertility, frequently of unknown cause**

MiOXSYS



1. For Patients: What is Male Infertility? Society for the Study of Male Reproduction. Accessed athttp://ssmr.org/patients/male-infertility.aspx. 2. Hamada A, Esteves SC, Agarwal A: Unexplained male infertility: potential causes and management. Hum Androl. 2011, 1: 2-16. 10.1097/01.XHA.0000397686.82729.09.

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Aytu BioScience and Cleveland Clinic C ollaborate To Establish Oxidation - Reduction Potential (ORP) Marker for Male Infertility “ORP values are not affected by the age of semen for up to 120 minutes, thereby making it easier to employ this new technology for diagnostic use” - Agarwal 2015 26 Clinical Studies for MiOXSYS presented at 2015 ASRM Demonstrate Real - Time , Accurate Assessment of Oxidative Stress in Semen Samples “Based on a high sensitivity, the sORP levels might be used to screen infertile men ” - Agarwal 2015 71 st ASRM Scientific Congress & Expo. Baltimore, MD. November 2015.

Zertane: Phase 3 - Ready treatment for premature ejaculation

Zertane™ (Tramadol ODT): Phase 3 Ready

Late-Stage Therapeutic Candidate

- **First-in-class therapy** for treating premature ejaculation (PE)
  - Potential to be the **first FDA approved** drug to treat premature ejaculation
  - Unique strength and dosage form of an established drug
- Approval pathway is **significantly de-risked**
  - Success in two European Phase 3, two Phase 2, and two Phase 1 trials
  - FDA IND accepted; **Phase 3-ready** asset
- Opportunity to **monetize** Zertane
  - Out-licensing
  - U.S. and international partnering

Significant Opportunity in PE

PE is the most prevalent male sexual dysfunction;
PE is 1.5 – 2 times more common than erectile dysfunction;
Currently *no* FDA-approved products



Orally Dissolving Tablet

Improved formulation of widely known and safe drug;
Market research demonstrates an oral, as-needed formulation for PE is in demand

1. Porst et al: The premature ejaculation prevalence and attitudes (PEPA) survey: Prevalence, comorbidities and professional help-seeking. Eur Urol 51 (2007) 816-824. 2. Aytu BioScience Data on File. Campbell Alliance Premature Ejaculation Market Study Report 2013.

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0.55 1.05 0 0.2 0.4 0.6 0.8 1 1.2 Ejaculation - related distress* (mean improvement) Zertane Phase 3 Studies: Improvement in Validated PE Endpoints 3.17 6 0 1 2 3 4 5 6 7 Six - Fold Increase in Ejaculation Time (IELT) versus Baseline** * Significant improvement also seen: - Satisfaction with intercourse - Control over ejaculation - Ejaculation - related interpersonal difficulty ** Reflects patients with baseline IELT of <1 minute (0.60 minutes median) p < 0.01 29 p < 0.01 IELT Fold Increase Patient Distress Scale 1. Aytu BioScience Data on File. TGA clinical dossier summaries of efficacy and safety. 2. Bar - Or D et al. A Randomized, Double - Blind Placebo - Controlled Multicenter Study to Evaluate the Efficacy and Safety of Two Doses of Tramadol Orally Disintegrating Table for the Treatment of Premature Ej aculation Within Less Than 2 Minutes. European Urology. Vol. 61; Pages 736 - 743. April 2012.

Scaling our Commercial Team for Sustained Success in Urology

• Hired initial U.S. sales force to launch commercial assets in U.S. – Appointed Jonathan McGrael as Vice President of Sales – Hired highly experienced, urology - focused account managers – T erritory build around Natesto targets and ProstaScint centers • Sales Strategy – Initially focused on launching Natesto – Target and e ngage top historical TRT prescribers – Position Natesto as easy - to - use, effective TRT for men with busy, active lifestyles - with no risk of transference – Grow ProstaScint & Primsol revenues through targeted efforts • Growth Strategy – Acquire & integrate additional urology products – Scale sales team and continue to build as revenues increase – Build internal commercial and operational functions Building a Leading Urology Commercial Infrastructure 31

Capitalization as of March 31, 2016 Common Shares 22,446,481 84.76% Options Issued 1 3,667,500 13.85% Warrants Outstanding 2 369,665 1.39% Fully Diluted Shares 26,483,646 100% 32 1 Weighted average exercise price $1.55 2 Weighted average exercise price $1.73 As of March 31, 2016, Aytu also has convertible debt and interest outstanding of $1,116,000. This debt will convert into the next registered offering of $5.0M or more at the offering price plus they will receive 20% - 30% additional shares.* * Shares issued upon conversion of $750,000 of this debt is locked - up for 60 days from this offering.

Summary Financials 6 Months Ended December 31, 2015 Revenue $ 957,000 Operating Expenses: Cost of Sales 281,000 Sales, general & administrative 3,592,000 Research & Development 2,261,000 Total Operating Expenses 6,134,000 Operating Income (Loss) (5,177,000) Interest & Other Expense, net 432,000 Net Income (Loss) $ (5,609,000) 33

Summary Financials As of Pro Forma As December 31, 2015 Adjusted 1 Cash & Cash Equivalents $ 10,960,000 $ 11,160,000 Working Capital $ 9,961,000 $ 10,161,000 Total Assets $ 24,410,000 $ 24,610,000 Total Liabilities $ 9,151,000 $ 4,901,000 Total Shareholders’ Equity $ 15,259,000 $ 19,709,000 Long Term Debt and Interest $ 5,337,000 $ 1,087,000 34 1 Adjust for Stock Subscription and Convertible Debt and Interest Conversions which occurred in January & February 2016

Anticipated Aytu Value Drivers x Initial Growth & Value Opportunity • Launch Natesto in the U.S. • B uild out of full commercial infrastructure • July 2016 launch planned • Continue to grow sales of ProstaScint & Primsol • Reclaim historical prescribing and grow ProstaScint • Ex - U.S. partnering & Allegis U.S. Primsol partnership • Acquire additional revenue - generating urology products x Upside Value Opportunities • Efficiently develop and launch MiOXSYS • Leverage large, growing market opportunity with support from world’s leading centers in male infertility • Complete US clinical and regulatory development – launch in 2017 • Monetize Zertane • Pursue strategic collaborations globally for licensing 35